First Amendment to the Letter Agreement

This First Amendment is to the Letter Agreement dated March 14, 2008 (the "Letter Agreement") by and between Cytomedix, Inc. (the "Company") and Martin Rosendale, Chief Executive Officer of the Company (the "Executive").

WHEREAS, the Company and the Executive entered into the Letter Agreement setting forth, among other things, the terms and provisions of the Executive's employment and compensation with the Company; and, further,

WHEREAS, the Board of Directors of the Company approved certain changes to the Letter Agreement and authorized the Chairman of the Compensation Committee to implement such changes to the Letter Agreement; and, further,

WHEREAS, the Company and the Executive wish to make such changes to the Letter Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree that certain provisions of the Letter Agreement are hereby amended as follows:

1. Fourth full paragraph on p. 2 of the Letter Agreement shall be amended and restated to read in its entirety as follows:

"The Company may terminate you during the term of your employment by giving you thirty (30) days' written notice. In the event of such termination, the Company shall pay you a one time severance payment in the amount equal to Fifty Thousand Dollars ($50,000) payable subject to customary withholding tax and other employment taxes as may be required under applicable rules and regulations (the "Severance Payment"). You may also voluntarily terminate this Agreement at any time prior to the expiration of the Term by giving the Company thirty (30) days' prior written notice of your intent to terminate. In the event of such voluntary termination, you will not be entitled to any Severance Payment."

2. In all other respects, the terms and provisions of the Letter Agreement remain unchanged and in full force and effect.

CYTOMEDIX, INC.

BY: *Andrew Maslan*
Name: *Andrew Maslan*
Title: *CFO*
7/31/08

EXECUTIVE

BY: *Martin Rosendale*
Name: Martin Rosendale
Title: Chief Executive Officer